     Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Jennifer Gilligan
Senior Vice President, Finance & Investor Relations
(212) 549-1306

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2020 RESULTS
-- Diluted EPS of $0.08; Adjusted Diluted EPS of $0.86 --
-- Strong Balance Sheet and Liquidity --
-- Revenue Guidance Increased --
-- WellCare Integration Progressing Extremely Well --

ST. LOUIS, MISSOURI (April 28, 2020) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2020, reporting diluted earnings per share (EPS) of $0.08 and Adjusted Diluted EPS of $0.86.

In summary, the 2020 first quarter and results were as follows:

Total revenues (in millions)	$26,025
Health benefits ratio	88.0%
SG&A expense ratio	9.9%
Adjusted SG&A expense ratio (1)	8.6%
GAAP diluted EPS	$0.08
Adjusted Diluted EPS (1)	$0.86
Total cash flow used in operations (in millions)	$(240)

(1) A full reconciliation of Adjusted SG&A expense ratio and Adjusted Diluted EPS are shown on page seven of this release.

Both diluted EPS and Adjusted Diluted EPS have been negatively impacted by $0.05 due to lower investment income and incremental senior note interest expense. Taking into account the $0.05 per diluted share, our Adjusted Diluted EPS was in line with our expectations and the guidance of high $0.80 to low $0.90 range provided on March 4, 2020.

“We all recognize the unprecedented nature of the COVID-19 pandemic and the significant impact from both a health and economic perspective. This is not a business as usual environment and economic recovery will be choppy. In this challenging landscape that we all face, Centene has the team, systems, expertise and financial strength to rise to the occasion,” said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene. “We are confident in our approach to navigate the crisis while executing on our priorities and remain highly committed to meeting the needs of our members, providers and our state customers.”

First Quarter Highlights

•
On January 23, 2020, Centene acquired all of the issued and outstanding shares of WellCare Health Plans, Inc. (WellCare). The transaction is valued at approximately $19.6 billion, including the assumption of debt. The Centene and WellCare combination creates a premier healthcare enterprise focused on government-sponsored healthcare programs. Our consolidated financial statements as of and for the three months ended March 31, 2020 reflect WellCare operations beginning January 23, 2020.

•	March 31, 2020 managed care membership of 23.8 million, an increase of 9.0 million members, or 61%, over March 31, 2019.

•	Total revenues of $26.0 billion for the first quarter of 2020, representing 41% growth compared to the first quarter of 2019.

•	Health benefits ratio (HBR) of 88.0% for the first quarter of 2020, compared to 85.7% in the first quarter of 2019.

•	Selling, general and administrative (SG&A) expense ratio of 9.9% for the first quarter of 2020, compared to 9.6% for the first quarter of 2019.

•	Adjusted SG&A expense ratio of 8.6% for the first quarter of 2020, compared to 9.5% for the first quarter of 2019.

•
Diluted EPS for the first quarter of 2020 of $0.08, compared to $1.24 for the first quarter of 2019, reflecting an increase of acquisition related expenses due to the closing of the WellCare acquisition.

•
Adjusted Diluted EPS for the first quarter of 2020 of $0.86, compared to $1.39 for the first quarter of 2019. Both diluted EPS and Adjusted Diluted EPS for the first quarter of 2020 have been negatively impacted by $0.05 due to lower investment income and incremental senior note interest expense. The $0.05 of lower investment and other income resulted from a sharp decrease in interest rates, which caused a fair value decrease to our exchange traded fund portfolio, as well as incremental interest expense associated with our decision to defer the redemption of the 2022 senior debt securities.

•	Share repurchases of 9 million shares of Centene common stock for $500 million through the Company's stock repurchase program during the three months ended March 31, 2020, using divestiture proceeds.

•
Operating cash flow of $(240) million for the first quarter 2020. Operating cash flow was negatively affected by a delay in premium payments from the state of New York of approximately $700 million and growth in our Medicare Prescription Drug Plan (PDP) business, which used working capital.

Other Events

•
In April 2020, Centene's subsidiary, Centurion, was awarded a contract by the Kansas Department of Administration to provide healthcare services in the Department of Corrections’ facilities. The two-year contract is expected to commence on July 1, 2020 and includes two, two-year renewal options.

•	In April 2020, Centurion began providing medical services, behavioral healthcare, and substance abuse treatment within four prisons and six community corrections centers across the state of Delaware.

•
In February 2020, Centene issued $2.0 billion 3.375% Senior Notes due 2030. The Company used a portion of the net proceeds to redeem all of its outstanding $1.0 billion 6.125% Senior Notes due 2024, including the call premiums, accrued interest and costs and expenses related to the redemption and termination of the $1.0 billion interest rate swap associated with the notes. The Company also intended to use remaining proceeds to redeem its $1.0 billion 4.75% Senior Notes due 2022, and related interest and premiums. However, as a result of the spread of COVID-19 and the resulting disruption and volatility in the global capital markets, the Company has deferred the redemption of the 2022 notes at this time.

Accreditations

•	In March 2020, Centene's Iowa subsidiary, Iowa Total Care, earned Accreditation from the National Committee for Quality Assurance (NCQA).

•	In February 2020, Centene's subsidiary, Envolve People Care, earned Accreditation from NCQA.

•	In January 2020, Centene's subsidiary, Sunshine Health Plan, earned Accreditation from NCQA.

COVID-19 Pandemic

In March and April 2020, Centene announced a series of actions in support of various populations impacted by the COVID-19 crisis. A detailed list of specific actions taken by the Company in response to the pandemic is shown on page 16 of this release.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2020	2019
Medicaid:
TANF, CHIP & Foster Care	10,259,700	7,491,100
ABD & LTSS	1,410,100	1,036,200
Behavioral Health	158,000	56,000
Total Medicaid	11,827,800	8,583,300
Medicare PDP	4,416,500	—
Commercial	2,728,200	2,472,700
Medicare (1)	976,700	393,900
International	599,900	151,600
Correctional	172,000	153,200
Total at-risk membership	20,721,100	11,754,700
TRICARE eligibles	2,864,800	2,855,800
Non-risk membership	216,200	211,900
Total	23,802,100	14,822,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	March 31,
	2020	2019
Dual-eligible (2)	879,000	625,600
Health Insurance Marketplace	2,199,300	1,968,700
Medicaid Expansion	1,764,600	1,312,100

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended March 31, 2020 ($ in millions):

	Three Months Ended March 31,
	2020	2019	% Change
Medicaid	$17,041	$12,608	35%
Commercial	4,119	3,645	13%
Medicare (3)	3,016	1,382	118%
Medicare PDP	600	—	n.m.
Other	1,249	809	54%
Total Revenues	$26,025	$18,444	41%

(3) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.
n.m.: not meaningful

Statement of Operations: Three Months Ended March 31, 2020

•
For the first quarter of 2020, total revenues increased 41% to $26.0 billion from $18.4 billion in the comparable period in 2019. The increase over the prior year was due to the acquisition of WellCare, growth in the Health Insurance Marketplace business, expansions and new programs in many of our states throughout 2019 and 2020, particularly Iowa and Pennsylvania, and the reinstatement of the health insurer fee in 2020, partially offset by the divestiture of our Illinois health plan and the timing of pass through payments from the state of New York.

•
HBR of 88.0% for the first quarter of 2020 represents an increase from 85.7% in the comparable period in 2019. The year-over-year increase was attributable to the Health Insurance Marketplace business where margins continue to normalize, as expected and consistent with the previous guidance shared. The increase also includes the acquisition of WellCare and new or expanded markets, which initially operate at a higher HBR. These increases were partially offset by the reinstatement of the health insurer fee.

•
The SG&A expense ratio was 9.9% for the first quarter of 2020, compared to 9.6% in the first quarter of 2019. The increase to the SG&A expense ratio was driven by higher acquisition related expenses due to the closing of the WellCare acquisition, partially offset by the addition of the WellCare business, which operates at a lower SG&A ratio.

•
The Adjusted SG&A expense ratio was 8.6% for the first quarter of 2020, compared to 9.5% in the first quarter of 2019. The Adjusted SG&A expense ratio benefited from the addition of the WellCare business, which operates at a lower SG&A ratio, and the leveraging of expenses over higher revenues.

•	During the first quarter of 2020, the Company recorded $72 million of non-cash impairment of its third-party care management software business.

•
During the first quarter of 2020, the Company recognized a $93 million gain in investment and other income related to the divestiture of certain products of the Company's Illinois health plan as part of the previously announced divestiture agreements associated with the WellCare Acquisition.

•
During the first quarter of 2020, the Company issued $2.0 billion 3.375% Senior Notes due 2030 (the 2030 Notes). The Company used a portion of the net proceeds from the 2030 Notes to redeem all of its outstanding $1.0 billion 6.125% Senior Notes due 2024. The Company recognized a pre-tax loss on extinguishment of approximately $44 million, including the call premium, the write-off of unamortized debt issuance costs, and a loss on the termination of the $1.0 billion interest rate swap associated with the notes.

•
The effective tax rate was 64.9% for the first quarter of 2020, compared to 24.2% in the first quarter of 2019. The increase in the effective tax rate was driven by the reinstatement of the health insurer fee in 2020, the non-deductibility of certain acquisition related expenses, and the tax impact associated with the Illinois divestiture. For the first quarter of 2020, our effective tax rate on adjusted earnings was 24.8%.

Balance Sheet

At March 31, 2020, the Company had cash, investments and restricted deposits of $22.2 billion and maintained $2.0 billion of cash and cash equivalents held by unregulated entities. Medical claims liabilities totaled $11.4 billion. Total debt was $17.3 billion, which included $588 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 41.9% at March 31, 2020, excluding $202 million of non-recourse debt. Our debt to capital ratio would have been 38.9% at March 31, 2020, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2019	45
Timing of claims payments	2
Days in claims payable, March 31, 2020 (1)	47

(1) A pro-forma adjustment has been made to medical costs to include a full quarter of WellCare medical costs. Using actual medical costs, days in claims payable was 51.

Outlook

The Company's annual guidance for 2020 is as follows:

	Full Year 2020
	Low	High
Total revenues (in billions)	$110.0	$112.4
GAAP diluted EPS	$2.89	$3.03
Adjusted Diluted EPS (1)	$4.56	$4.76
Diluted shares outstanding (in millions)	577.3	580.3

(1)
Adjusted Diluted EPS excludes estimated amortization of acquired intangible assets of $0.98 to $1.00 per diluted share, acquisition related expenses of $0.62 to $0.66 per diluted share, the gain on the sale of the Illinois health plan of approximately $0.10 per diluted share, debt extinguishment costs of approximately $0.07 per diluted share, non-cash asset impairment of $0.10 per diluted share.

A rollforward of total revenues and Adjusted Diluted EPS from our previous guidance to our current guidance is shown in the tables below (total revenues in billions):

Total Revenues
Previous guidance range	$104.8 - $105.6
Pass through and non-economic environment revenue growth	$2.0
Current economic environment revenue growth	$4.0
Revised guidance range	$110.0 - $112.4

Adjusted Diluted EPS
Previous guidance range	$4.56 - $4.76
Revenue growth	+
Avoided / delayed costs	+
State program changes	+ / ( - )
COVID-19 costs	( - )
Risk adjustment initiatives	( - )
Delay in WellCare synergies	( - )
Lower investment income and higher interest expense	(0.17)
Revised guidance range	$4.56 - $4.76

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 28, 2020, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2020. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 7601227 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 27, 2021, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 5, 2020, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10141297.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2020	2019
GAAP net earnings attributable to Centene	$46	$522
Amortization of acquired intangible assets	166	65
Acquisition related expenses	313	18
Other adjustments (1)	23	—
Income tax effects of adjustments (2)	(72)	(20)
Adjusted net earnings	$476	$585

(1)
Other adjustments include the following adjustments for the three months ended March 31, 2020: (a) divestiture gain of $93 million, or $0.10 per diluted share, (b) non-cash impairment of $72 million, or $0.10 per diluted share, and (c) debt extinguishment costs of $44 million, or $0.06 per diluted share.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended March 31,		Annual Guidance December 31, 2020
	2020	2019
GAAP diluted EPS attributable to Centene	$0.08	$1.24	$2.89 - $3.03
Amortization of acquired intangible assets (3)	0.23	0.12	$0.98 - $1.00
Acquisition related expenses (4)	0.49	0.03	$0.62 - $0.66
Other adjustments (5)	0.06	—	$0.07
Adjusted Diluted EPS	$0.86	$1.39	$4.56 - $4.76

(3)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.07 and $0.04 for the three months ended March 31, 2020 and 2019, respectively, and an estimated $0.30 to $0.32 for the year ended December 31, 2020.

(4)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.08 and $0.01 for the three months ended March 31, 2020 and 2019, respectively, and an estimated $0.09 to $0.10 for the year ended December 31, 2020.

(5)	Other adjustments include the following items:
(1) gain related to the divestiture of certain products of the Company's Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.07 for the three months ended March 31, 2020, and an estimated $0.10 per diluted share, net of income tax expense of $0.06 for the year ended December 31, 2020;
(2) non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.03 for the three months ended March 31, 2020, and an estimated $0.10 per diluted share, net of an income tax benefit of $0.03 for the year ended December 31, 2020; and
(3) debt extinguishment costs of $0.06 per diluted share, net of an income tax benefit of $0.02 for the three months ended March 31, 2020, and an estimated $0.07 per diluted share, net of an income tax benefit of $0.02 for the year ended December 31, 2020.

	Three Months Ended March 31,
	2020	2019
GAAP SG&A expenses	$2,384	$1,609
Acquisition related expenses	295	17
Adjusted SG&A expenses	$2,089	$1,592

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•	Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•	SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•	Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•	Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•
Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•	Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•	Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•	Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•
Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•	Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms referenced in this press release and other Company filings are defined as follows:

•
State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•
Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition (the WellCare Acquisition) of WellCare Health Plans, Inc. (WellCare), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: uncertainty as to our expected financial performance following completion of the WellCare Acquisition; the possibility that the expected synergies and value creation from the WellCare Acquisition will not be realized, or will not be realized within the expected time period; the risk that unexpected costs will be incurred in connection with the integration of the WellCare Acquisition or that the integration of WellCare will be more difficult or time consuming than expected; unexpected costs, charges or expenses resulting from the WellCare Acquisition; the inability to retain key personnel; disruption from the completion and integration of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that we may not be able to effectively manage our expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; disasters or major epidemics; the impact of the COVID-19 pandemic and response by governments and other third parties; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products; tax matters; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; the risk that we may not be able to effectively manage our operations as they have expanded as a result of the WellCare Acquisition;

restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$9,308	$12,123
Premium and trade receivables	11,304	6,247
Short-term investments	1,386	863
Other current assets	2,698	1,090
Total current assets	24,696	20,323
Long-term investments	10,521	7,717
Restricted deposits	1,014	658
Property, software and equipment, net	2,439	2,121
Goodwill	17,417	6,863
Intangible assets, net	8,898	2,063
Other long-term assets	1,446	1,249
Total assets	$66,431	$40,994
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$11,413	$7,473
Accounts payable and accrued expenses	8,531	4,164
Return of premium payable	1,052	824
Unearned revenue	526	383
Current portion of long-term debt	129	88
Total current liabilities	21,651	12,932
Long-term debt	17,150	13,638
Other long-term liabilities	3,938	1,732
Total liabilities	42,739	28,302
Commitments and contingencies
Redeemable noncontrolling interests	36	33
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 594,890 issued and 579,122 outstanding at March 31, 2020, and 421,508 issued and 415,048 outstanding at December 31, 2019	—	—
Additional paid-in capital	19,279	7,647
Accumulated other comprehensive earnings (loss)	(5)	134
Retained earnings	5,030	4,984
Treasury stock, at cost (15,768 and 6,460 shares, respectively)	(755)	(214)
Total Centene stockholders' equity	23,549	12,551
Noncontrolling interest	107	108
Total stockholders' equity	23,656	12,659
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$66,431	$40,994

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Premium	$23,214	$16,203
Service	958	635
Premium and service revenues	24,172	16,838
Premium tax and health insurer fee	1,853	1,606
Total revenues	26,025	18,444
Expenses:
Medical costs	20,420	13,882
Cost of services	825	544
Selling, general and administrative expenses	2,384	1,609
Amortization of acquired intangible assets	166	65
Premium tax expense	1,625	1,659
Health insurer fee expense	345	—
Impairment	72	—
Total operating expenses	25,837	17,759
Earnings from operations	188	685
Other income (expense):
Investment and other income	167	99
Debt extinguishment costs	(44)	—
Interest expense	(180)	(99)
Earnings from operations, before income tax expense	131	685
Income tax expense	85	166
Net earnings	46	519
Loss attributable to noncontrolling interests	—	3
Net earnings attributable to Centene Corporation	$46	$522

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.08	$1.26
Diluted earnings per common share	$0.08	$1.24

Weighted average number of common shares outstanding:
Basic	544,436	412,924
Diluted	552,062	419,752

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$46	$519
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	288	155
Stock compensation expense	117	38
Impairment	72	—
Loss on debt extinguishment	44	—
Deferred income taxes	112	23
Gain on divestiture	(93)	—
Other adjustments, net	24	(11)
Changes in assets and liabilities
Premium and trade receivables	(2,182)	(662)
Other assets	97	20
Medical claims liabilities	252	548
Unearned revenue	(88)	(22)
Accounts payable and accrued expenses	704	357
Other long-term liabilities	361	347
Other operating activities, net	6	4
Net cash (used in) provided by operating activities	(240)	1,316
Cash flows from investing activities:
Capital expenditures	(177)	(176)
Purchases of investments	(1,400)	(580)
Sales and maturities of investments	902	383
Acquisitions, net of cash acquired	(3,048)	—
Divestiture proceeds, net of divested cash	456	—
Other investing activities, net	(5)	—
Net cash used in investing activities	(3,272)	(373)
Cash flows from financing activities:
Proceeds from long-term debt	2,542	1,018
Payments of long-term debt	(1,039)	(927)
Common stock repurchases	(558)	(35)
Payments for debt extinguishment	(21)	—
Debt issuance costs	(92)	—
Other financing activities, net	7	2
Net cash provided by financing activities	839	58
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	—
Net increase (decrease)	(2,674)	1,001
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,131	5,350
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$9,457	$6,351
Supplemental disclosures of cash flow information:
Interest paid	$104	$87
Income taxes paid	$3	$6
Equity issued in connection with acquisitions	$11,526	$—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	March 31,
	2020	2019
Cash and cash equivalents	$9,308	$6,345
Restricted cash and cash equivalents, included in restricted deposits	149	6
Total cash, cash equivalents, and restricted cash and cash equivalents	$9,457	$6,351

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2020	2019	2019	2019	2019
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	10,259,700	7,528,700	7,623,400	7,388,700	7,491,100
ABD & LTSS	1,410,100	1,043,500	1,045,700	997,900	1,036,200
Behavioral Health	158,000	66,500	73,300	68,800	56,000
Total Medicaid	11,827,800	8,638,700	8,742,400	8,455,400	8,583,300
Medicare PDP	4,416,500	—	—	—	—
Commercial	2,728,200	2,331,100	2,388,500	2,449,400	2,472,700
Medicare (1)	976,700	404,500	404,500	398,500	393,900
International	599,900	599,800	462,400	463,100	151,600
Correctional	172,000	180,000	187,200	153,900	153,200
Total at-risk membership	20,721,100	12,154,100	12,185,000	11,920,300	11,754,700
TRICARE eligibles	2,864,800	2,860,700	2,860,700	2,855,800	2,855,800
Non-risk membership	216,200	227,000	227,800	228,100	211,900
Total	23,802,100	15,241,800	15,273,500	15,004,200	14,822,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	69,700	56,600	53,600	52,000	48,100

DAYS IN CLAIMS PAYABLE (2)	51	45	48	47	48
(2) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2020 is 47, reflecting adjusted medical costs to include a full quarter of WellCare operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$19,358	$14,204	$14,734	$15,101	$14,303
Unregulated	2,871	7,157	855	801	507
Total	$22,229	$21,361	$15,589	$15,902	$14,810

DEBT TO CAPITALIZATION	42.2%	52.0%	36.2%	36.8%	36.9%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	41.9%	51.7%	35.6%	36.3%	36.5%
(3) The non-recourse debt represents the Company's mortgage note payable ($53 million at March 31, 2020) and construction loan payable ($149 million at March 31, 2020). As of December 31, 2019, excluding non-recourse debt and the senior debt issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%. The non-recourse debt represents the Company's mortgage note payable ($54 million at December 31, 2019) and construction loan payable ($140 million at December 31, 2019). The WellCare related senior notes represent $6,921 million of long-term debt as of December 31, 2019.

OPERATING RATIOS

	Three Months Ended March 31,
	2020	2019
HBR	88.0%	85.7%
SG&A expense ratio	9.9%	9.6%
Adjusted SG&A expense ratio	8.6%	9.5%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2019	$7,381
Less: reinsurance recoverable	20
Balance, March 31, 2019, net	7,361
Acquisitions and divestitures	3,659
Incurred related to:
Current period	65,970
Prior period	(570)
Total incurred	65,400
Paid related to:
Current period	58,652
Prior period	6,376
Total paid	65,028
Balance, March 31, 2020, net	11,392
Plus: reinsurance recoverable	21
Balance, March 31, 2020	$11,413

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $40 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2019, and prior.

Our Response to COVID-19

Demonstrating our commitment to our members and the communities we serve, employees, and providers and government partners.

Members and Communities
Waiving COVID-19 related prior authorizations and member cost sharing for related screening, testing and treatment for all Medicare, Medicaid and Marketplace members
Delivering 50,000 gift cards, with $35 of value each, to be used to purchase essential healthcare and educational items including diapers, over-the-counter medicines, cleaning supplies, and books
Donating 1 million meals a month for 12 months to feed our neighbors in communities all over the country
Providing grants to Area Agencies on Aging to enable grocery and meal deliveries for members with disabilities who are unable to access nutritious food
Matching funds in partnership with workforce development boards and other safety net organizations to prepare them for a career in healthcare to support the direct care workforce and newly unemployed individuals

Employees
10 additional working days of paid leave to support employees
Waiving prior authorizations and employee cost sharing for COVID-19 related screening, testing and treatment
Encouraging employees to work from home, with approximately 90% working remotely
Providing essential workers with a one-time payment of $750 in appreciation and recognition of their willingness to serve in their important office roles
Scheduling essential workers to preserve social distancing, and enhancing health and safety protocols such as daily cleaning and disinfecting for essential workers
Establishing a Medical Reserve Leave policy to support clinical staff paid leave and benefits for up to three months of volunteer COVID pandemic service
Hiring continues across the country to fill nearly 2,000 open positions

Providers and Government Partners
Expediting the rollout of FirstNet that will streamline access to affordable, high-speed wireless broadband services for primary care providers in rural and underserved communities
Dedicating funds to the Medicaid Telehealth Partnership's efforts, which will be used to purchase equipment and provide training and technical assistance to FQHCs.
Expediting the distribution of approximately 2 million pieces of PPE including safety goggles, facemasks, hand sanitizers and disaster kits
Extending grants to providers to assist with the upfront investment costs of new devices and equipment
Developing a new Provider Accessibility Initiative (PAI) COVID-19 Web Series to provide timely recommendations on how providers and organizations can deliver disability-competent care during the pandemic and beyond